Exhibit 4.1

AMENDMENT NO. 1
TO THE
SHAREHOLDERS RIGHTS AGREEMENT
This Amendment No. 1 to the Shareholders Rights Agreement (this “Amendment No. 1”) is made and entered into as of February 15, 2019, by and between Nordic American Offshore Ltd., an exempt Bermuda company (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”). The effective date of this Amendment No. 1 shall be February 5, 2019. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Rights Agreement (as defined below).
WHEREAS, the Company and the Rights Agent entered into that certain Shareholders Rights Agreement, dated December 21, 2018 (the “Rights Agreement”);
WHEREAS, Section 27 of the Rights Agreement provides that the Company and the Rights Agent may amend or supplement the Rights Agreement at any time prior to a Distribution Date without the consent or approval of any holders of Rights; and
WHEREAS, the parties hereto desire to amend the Rights Agreement on the terms and conditions contained herein.
NOW THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties hereby agrees as follows:
1. Certain Definitions.
The definition of “Acquiring Person” shall hereby be amended and restated in its entirety to read as follows:

“Acquiring Person” shall mean any Person (as hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are hereinafter defined) of such Person, shall be the Beneficial Owner (as hereinafter defined) of 15% or more of the Common Shares then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as hereinafter defined) of the Company (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person holding Common Shares for or pursuant to the terms of any such plan, (iv) Scorpio Offshore Investments Inc. or any of its Affiliates; or (v) Mackenzie Financial Corporation for so long as it Beneficially Owns less than 20% of the Common Shares then outstanding. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person if such Person shall become the Beneficial Owner of 15% or more of the Common Shares then outstanding solely as a result of a grant under a Company equity incentive plan, a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares; provided, however, that a Person who (i) becomes the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of a grant under a Company equity incentive plan, dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares and (ii) becomes the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to an additional grant under a Company equity incentive plan, dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company or any Subsidiary of the Company or an employee benefit plan of the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that a Person who (i) becomes the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company or any Subsidiary of the Company or an employee benefit plan of the Company and (ii) after such share purchases, becomes the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a grant under a Company equity incentive plan, a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, if the Company’s Board of Directors determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Rights Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to be or have ever been an Acquiring Person for any purposes of this Rights Agreement. Notwithstanding the foregoing, if a bona fide swaps dealer who would otherwise be an “Acquiring Person” has become so as a result of its actions in the ordinary course of its business that the Company’s Board of Directors determines, in its sole discretion, were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Rights Agreement, or otherwise seeking to control or influence the management or policies of the Company, then, and unless and until the Company’s Board of Directors shall otherwise determine, such Person shall not be deemed to be an “Acquiring Person” for any purposes of this Rights Agreement. Notwithstanding the foregoing, if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding, such Person shall not be or become an “Acquiring Person,” as defined herein, unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares in an amount in excess of such Person’s percentage ownership, as of the date hereof, of the Company’s then outstanding Common Shares, (excluding shares acquired pursuant to a grant under a Company equity incentive plan, a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the beneficial owner of 15% or more of the Common Shares then outstanding. Notwithstanding the foregoing, if at any time prior to such time as any Person becomes an Acquiring Person, the Company amends this Rights Agreement to lower the threshold set forth in this Section 1(a) (the “Reduced Threshold”), no Person who Beneficially Owns a number of Common Shares equal to or greater than the Reduced Threshold shall become an Acquiring Person; provided, however, that a Person who (i) becomes the Beneficial Owner of the Reduced Threshold and (ii) after the public announcement of the Reduced Threshold becomes the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a grant under a Company equity incentive plan, a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then that Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own the Reduced Threshold or more of the Common Shares of the Company then outstanding. For the avoidance of doubt, neither Scorpio Offshore Investments Inc., nor any of its Affiliates, shall be deemed to be an “Acquiring Person” hereunder.

2. No Further Amendments.  All other provisions of the Rights Agreement shall remain in full force and effect.
3. Governing Law. This Amendment No.1 shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
4. Counterparts. This Amendment No. 1 may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment No.1 executed and/or transmitted electronically shall have the same authority, effect and enforceability as an original signature.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first written above.
NORDIC AMERICAN OFFSHORE LTD.

By:	/s/ Emanuele Lauro
Name:	Emanuele Lauro
Title:	Chairman and Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Amy E. Walden
Name:	Amy E. Walden
Title:	Manager, Contract Renewals

[Signature Page to Amendment No. 1 of the Shareholders Rights Agreement]